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                                                                       EXHIBIT 5

                              SALZMANN HUGHES, P.C.
                                Attorneys at Law
                                  3 Park Plaza
                              Wyomissing, PA 19610
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                             Telephone 610-898-8500
                                Fax 610-898-8050


                                  June 19, 2006


Board of Directors
Royal Bancshares of Pennsylvania, Inc.
732 Montgomery Avenue
Narberth, PA 19072

Re:      Royal Bancshares of Pennsylvania, Inc.
         Stock Option and Appreciation Right Plan
         Registration Statement on Form S-8

Gentlemen:

         This opinion is rendered in connection with the Registration Statement being filed on Form S-8 with the Securities and Exchange Commission under the Securities Act of 1933 ("Registration Statement"), under which 150,000 shares of Class A common stock of Royal Bancshares of Pennsylvania, Inc. (the "Company"), par value $2.00 per share ("Shares"), are to be registered pursuant to the Company's Stock Option and Appreciation Right Plan (the "Plan").

         In connection with our representation of the Company, as a basis for our opinions hereinafter set forth, we have examined the Registration Statement, including the exhibits thereto, the Company's Articles of Incorporation, the Company's Bylaws, the Plan and such other documents as we have deemed appropriate in rendering this opinion. As to matters of fact, we have relied on representations of officers of the Company. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals.

         Based upon and subject to the foregoing, we are of the opinion that the Shares are duly and validly authorized and when issued and sold as contemplated by the Plan and the Registration Statement, will be legally and validly issued, fully paid and non-assessable shares of capital stock of the Company.

         This opinion is being furnished to you solely for submission to the Securities and Exchange Commission as an exhibit to the Registration Statement and, accordingly, may not be relied upon, quoted in any manner to, or delivered to any other person or entity, without in each instance our prior written consent.

         Our opinion is limited to the Business Corporation Law of the Commonwealth of Pennsylvania, as amended, including the statutory provisions and all applicable provisions of the Constitution of the Commonwealth of Pennsylvania, and the federal securities laws, each as in effect on the date hereof. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                              Very truly yours,
                              SALZMANN HUGHES, P.C.


                              /s/ Salzmann Hughes, P.C.
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